Life Quotes, Inc.
►Auto     ►Life     ►Health     ►Home     ►Business     Est. 1984

8205 South Cass Avenue, Darien, Illinois 60561       Tel. (630) 515-0170     Fax (630) 515-0276

FOR IMMEDIATE RELEASE

Contact:	At Life Quotes, Inc.
Phillip A. Perillo
Chief Financial Officer
(630) 515-0170, ext. 295
phil@lifequotes.com

Life Quotes, Inc. Reports Record Year-End
and Fourth Quarter 2009 Financial Results

•	Sale of website and other assets adds $15.6 million net gain to 2009 year-end and fourth quarter operating results
•	Fourth quarter operating loss narrows to $136,000 (excluding the gain from the asset sale) vs. operating loss of $732,000 in Q4 2008
•	Year-end book value is $4.53 per share vs. $2.42 per share at Dec. 31, 2008

DARIEN, Illinois (February 3, 2010) -- Life Quotes, Inc. (Nasdaq: QUOT), today announced financial results for the year and fourth quarter ended December 31, 2009.

Financial Results

For the year ended December 31, 2009, Life Quotes, Inc. is reporting a record net profit of $14.2 million, or $2.09 per fully-diluted share, as compared to a loss of $999,000, or $0.14 per share for 2008.

As previously announced on October 9, 2009, the Company sold its Insure.com brand name, including certain trademarks, urls, websites, website content, and insurance articles library for $15 million in cash plus a $1 million note receivable due one year after closing, and recorded a resulting net gain of $15,606,000 in the fourth quarter of 2009.  Income taxes on the asset sale gain are $290,000.

For the fourth quarter, Life Quotes reported revenues of $3.3 million, a decrease of 6 percent from revenues of $3.5 million for the same quarter of 2008.  Net profit for the quarter was $15,258,000 or $2.25 per fully-diluted share, compared to a loss of $655,000, or $0.10 per share, for the fourth quarter of 2008.

In the fourth quarter, better than expected new policy sales, combine with expense reductions, resulted in a substantially reduced operating loss before asset sale of $136,000 as compared to an operating loss of $732,000 in the same period of 2008 and an operating loss of $1.1 million in the third quarter of 2009.

“We are very pleased to report a much improved fourth quarter,” said Robert Bland, chairman and CEO.  “As expected, our fourth quarter revenue was impacted by a reduction in advertising revenues as a result of the early October asset sale.  However, new life policy sales came in above our expectations at 4,134 vs. 3,996 for same period last year.  Firming term life rates and commissions levels also helped us in the fourth quarter.  In 2009, new policy sales rose 13 percent to 17,550 vs. 15,500 for 2008.  We’re making excellent progress with the rollout of our Life Quotes brand name and we intend to develop our Consumer Insurance Guide brand as an information platform.”

Continued…

Phil Perillo, chief financial officer, added, “Continued robust lead activity from selected affiliated partners enabled us to reduce direct ad expenses in the fourth quarter.  Going forward, we intend to continue to prudently manage our overall lead flows with our ability to fulfill such demand. We believe that the 12-year decline in term life rates has finally flattened out and may have even begun to increase.  We are also pleased to report that completion of the 2009 legacy system migration and simultaneous elevation of our new term life policy management system is working well by allowing us to handle more policies through the underwriting process with less expense.”

Life Quotes has a strong balance sheet with no debt.  Cash and investments totaled $24.5 million at December 31, 2009.  Stockholders’ equity amounted to $30.6 million at December 31, 2009, or $4.53 per share, as compared to $16.4 million, or $2.42 per share, at December 31, 2008.  Life Quotes expects to have a tax loss carry forward of approximately $35 million after filing its 2009 return.

About Life Quotes, Inc.

Originally founded in 1984 as Quotesmith Corporation, Life Quotes, Inc. owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers.  Visitors to the Company's flagship Web site www.lifequotes.com, are able to obtain free, instant car insurance quotes, instant life insurance quotes, home, business and health insurance quotes from leading insurers and have the freedom to buy online or by phone from any company shown.  Life Quotes, Inc. generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies.  We also generate revenues from the sale of Web site traffic and insurance leads to various third parties.  Shares of the Company’s common stock trade on the Nasdaq Capital Market under the symbol QUOT.

Cautions about Forward-Looking Statements

This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict.  Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue.  The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, concentration of common stock holdings, general price declines within the life insurance industry, unpredictability of future revenues, potential fluctuations in quarterly operating results, competition, the evolving nature of its business model, possible write down of intangible assets and goodwill, risks associated with capacity constraints, management of growth and potential legal liability arising out of misuse, breach of confidentiality or error in the handling of confidential customer information.  More information about potential factors that could affect the Company’s financial results are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 which is on file with the United States Securities and Exchange Commission.

LIFE QUOTES, INC.
STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues	3,307	3,506	14,650	15,667

Expenses:
Selling and marketing	365	715	2,728	3,942
Operations	2,034	2,432	9,074	8,875
General and administrative	834	904	3,454	3,432
Depreciation and amortization	210	187	818	786
Total expenses	3,443	4,238	16,074	17,035

Gain on sale of assets	15,606	--	15,606	--

Operating income (loss)	15,470	(732)	14,182	(1,368)

Investment income (net)	78	77	281	369

Income (loss) before income taxes	15,548	(655)	14,463	(999)
Provision for income taxes	290	--	290	--

Net income (loss)	$15,258	$(655)	$14,173	$(999)

Net income (loss) per common share,
Basic	$2.26	$(0.10)	$2.09	$(0.14)
Diluted	$2.25	$(0.10)	$2.09	$(0.14)

Diluted average common shares and equivalents outstanding:	6,781	6,777	6,783	7,012

SELECTED BALANCE SHEET DATA
(In thousands)

	December 31, 2009	December 31, 2008
Cash and equivalents	$16,022	$4,373
Investments	8,458	4,608
Commissions receivable	3,014	2,902
Intangibles and goodwill	4,250	4,681
Other assets	1,361	1,755
Total assets	$33,105	$18,319

Total current liabilities	$2,474	$1,957
Total stockholders' equity	30,631	16,362
Total liabilities & stockholders' equity	$33,105	$18,319